LEHMAN BROTHERS INCOME FUNDS

                                 INVESTOR CLASS
                       DISTRIBUTION AND SERVICES AGREEMENT

                                   SCHEDULE A


The Series currently subject to this Agreement are as follows:

         Lehman Brothers Core Bond Fund



Date:  June 1, 2007